Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, September 5, 2006	Rich Sheffer (952) 887-3753

DONALDSON REPORTS 17TH CONSECUTIVE RECORD YEAR

11 percent sales growth and strong operating margin drive record 4th quarter

        MINNEAPOLIS (Sept. 5, 2006) — Donaldson Company, Inc. (NYSE: DCI) announced fourth quarter diluted earnings per share (“EPS”) of $.43 versus $.29 last year. Net income was $36.2 million compared to $25.1 million last year. Sales were $468.2 million, up 10.7 percent from $422.7 million in fiscal 2005. EPS, net income and sales were all fourth quarter records.

        For the year, EPS, net income and sales were also records. EPS was $1.55, up from $1.27 last year. Net income was $132.3 million versus $110.6 million last year, a 19.7 percent increase. Sales of $1.694 billion were up from $1.596 billion in the prior year.

        “We are very pleased to announce another record year, and are especially pleased that we finished the year with solid sales growth and strong margin performance,” said Bill Cook, Chairman, President and CEO. “We have focused on numerous initiatives in our plants and customer service groups to improve both our support to our customers and our operating results.”

        Key factors contributing to the quarter included:

•	Strong Engine Products results.
o	Sales were strong in Europe, with double-digit sales increases in our off-road, truck and aftermarket businesses.
o	NAFTA off-road equipment markets remained healthy and heavy truck build rates remained at high levels. Equipment utilization rates are strong, spurring demand for our replacement filters.
•	Improving conditions for gas turbine systems. Global gas turbine sales were up 35 percent in the fourth quarter as the expected strong quarter materialized.
•

Increased profitability for Industrial Products.   Improvement initiatives, higher sales volumes and a focus on selling more replacement filters helped boost the profitability in our Industrial Products segment.

        “We are entering fiscal 2007 with solid sales and operating expectations,” said Cook. “Our incoming orders remain strong, and our operations are running very well. We see enough good things in our businesses to be confident of delivering another record year in 2007, with EPS expected to be in the range of $1.72 to $1.82 per share.”

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Donaldson Company, Inc.
September 5, 2006

Income Statement Discussion

        Translated at constant exchange rates, sales increased $41.7 million, or 9.9 percent, during the quarter and $123.9 million, or 7.8 percent, for the year. The impact of foreign currency translation increased the reported sales growth to $45.4 million, or 10.7 percent, in the fourth quarter and reduced the reported sales growth to $98.6 million, or 6.2 percent, for the year. The impact of foreign currency translation increased reported net earnings by $0.2 million in the fourth quarter and decreased reported net earnings by $0.8 million for the year.

        Gross margin of 33.4 percent and 32.9 percent for the fourth quarter and the full-year compares to prior year margins of 31.8 percent and 31.7 percent, respectively. This year’s fourth quarter benefited from our cost reduction efforts and improved production efficiencies along with selective price increases.

        Fourth quarter operating expenses were 20.9 percent of sales, down from 22.3 percent in the prior year. For the year, operating expenses were 21.5 percent of sales, down from 21.9 percent last year. The current year includes $2.8 million of stock option expense that was not included last year. The fourth quarter operating expenses in the prior year included $6.4 million of previously disclosed litigation expenses.

        Fourth quarter interest expense was $2.6 million, down from $2.7 million last year. For the year, interest expense was $9.9 million, up from $9.4 million last year. Other income was $0.1 million in the quarter, down from $1.4 million last year. For the year, other income was $6.3 million, down from $7.7 million last year.

        The effective tax rate of 35.2 percent for the fourth quarter and 30.1 percent for the year compares to prior year rates of 35.7 percent and 28.6 percent, respectively. Both the current and prior year’s fourth quarter and full-year tax rates include the impacts of the tax charges taken for the dividend reinvestment plan pursuant to the American Jobs Creation Act of 2004 of $3.6 million and $4.0 million, respectively. We expect our effective tax rate to be approximately 29 percent in fiscal 2007.

        As part of our ongoing share repurchase program, we repurchased 1,434,800 shares during the fourth quarter for $45.8 million. For the year, we repurchased 3,783,000 shares, or 4.6 percent of outstanding shares, for $118.9 million. At year end, we had 80.5 million shares outstanding.

Engine and Industrial Products Segments

        See the chart on page 7 for segment detail.

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Donaldson Company, Inc.
September 5, 2006

Outlook

        Engine Products:   We expect mid-single digit sales growth in fiscal 2007.

•

NAFTA heavy-duty truck build rates should remain at their current high levels through calendar 2006 as our truck manufacturer customers are near capacity. Build rates are then expected to decrease in calendar 2007 with the implementation of the new diesel emission standards.

•	Strong worldwide conditions are expected to continue in the production of new construction and mining equipment by our customers.
•

Our engine aftermarket sales are expected to grow with continued strong equipment utilization, ongoing growth by our OEM customers of their replacement parts business, and the increasing amount of equipment in the field with our PowerCore™ filtration systems.

        Industrial Products:   We expect low double-digit sales growth in fiscal 2007.

•	Industrial filtration sales are expected to grow with healthy global industrial conditions.
•	We expect full-year gas turbine sales to continue rebounding with sales increasing approximately 20 percent.
•	Market conditions for special applications products are expected to remain strong.

About Donaldson Company, Inc.

        Donaldson is a leading worldwide provider of filtration systems and replacement parts. We are a technology-driven company committed to satisfying our customers needs for filtration solutions through innovative research and development. We serve customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and on-road trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

        The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

        The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, and other factors included in our Annual and Quarterly Reports filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.
September 5, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
(Thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31		Year Ended July 31
	2006	2005	2006	2005
Net sales	$468,158	$422,739	$1,694,327	$1,595,733

Cost of sales	311,966	288,157	1,137,747	1,090,158

Gross margin	156,192	134,582	556,580	505,575

Operating expenses	97,819	94,248	363,792	349,085

Operating income	58,373	40,334	192,788	156,490

Other income, net	(102)	(1,376)	(6,254)	(7,657)

Interest expense	2,640	2,680	9,875	9,414

Earnings before income taxes	55,835	39,030	189,167	154,733

Income taxes	19,647	13,919	56,860	44,179

Net earnings	$36,188	$25,111	$132,307	$110,554

Weighted average shares
Outstanding	82,002,574	84,565,352	82,992,475	84,990,739

Diluted shares outstanding	84,077,489	86,626,761	85,139,250	86,883,408

Net earnings per share	$.44	$.30	$1.59	$1.30

Net earnings per share
assuming dilution	$.43	$.29	$1.55	$1.27

Dividends paid per share	$.080	$.060	$.320	$.235

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Donaldson Company, Inc.
September 5, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	July 31 2006	July 31 2005
ASSETS

Cash and cash equivalents	$45,467	$134,066
Accounts receivable – net	312,214	294,016
Inventories – net	153,165	151,599
Prepaid expenses and other current assets	50,559	39,141

Total current assets	561,405	618,822

Other assets and deferred taxes	245,298	217,458
Property, plant and equipment – net	317,364	275,493

Total assets	$1,124,067	$1,111,773

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$163,783	$134,063
Other accrued liabilities	112,606	98,083
Notes payable	73,368	102,004
Income taxes payable	3,571	12,280
Current maturity long-term debt	6,541	7,772

Total current liabilities	359,869	354,202

Long-term debt	100,495	103,302
Other long-term liabilities	116,901	129,653

Total liabilities	577,265	587,157

Equity	546,802	524,616

Total liabilities and equity	$1,124,067	$1,111,773

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Donaldson Company, Inc.
September 5, 2006

DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Year Ended July 31
	2006	2005
OPERATING ACTIVITIES

Net earnings	$132,307	$110,554
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	44,700	44,284
Changes in operating assets and liabilities	9,295	(18,050)
Payment of litigation judgment	(14,170)	—
Tax benefit of equity plans	(10,943)	—
Stock option expense	2,832	—
Other, net	(7,347)	5,800

Net cash provided by operating activities	156,674	142,588

INVESTING ACTIVITIES

Net expenditures on property and equipment	(77,584)	(50,198)
Acquisitions and investments in unconsolidated
affiliates, net of cash acquired	(4,560)	(13,362)

Net cash used in investing activities	(82,144)	(63,560)

FINANCING ACTIVITIES

Purchase of treasury stock	(118,909)	(116,268)
Net change in debt	(34,863)	87,973
Dividends paid	(26,443)	(19,757)
Tax benefit of equity plans	10,943	—
Exercise of stock options	4,774	2,703

Net cash used in financing activities	(164,498)	(45,349)

Effect of exchange rate changes on cash	1,369	883

Increase (decrease) in cash and cash equivalents	(88,599)	34,562

Cash and cash equivalents – beginning of year	134,066	99,504

Cash and cash equivalents – end of year	$45,467	$134,066

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Donaldson Company, Inc.
September 5, 2006

SEGMENT DETAIL
(Thousands of dollars)
(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2006:
Net sales	$268,098	$200,060	$—	$468,158
Earnings before income taxes	39,006	22,544	(5,715)	55,835

3 Months Ended July 31, 2005:
Net sales	$243,611	$179,128	$—	$422,739
Earnings before income taxes	29,528	15,715	(6,213)	39,030

Year Ended July 31, 2006:
Net sales	$991,554	$702,773	$—	$1,694,327
Earnings before income taxes	135,994	65,550	(12,377)	189,167

Year Ended July 31, 2005:
Net sales	$923,840	$671,893	$—	$1,595,733
Earnings before income taxes	125,454	53,709	(24,430)	154,733

NET SALES BY PRODUCT
(Thousands of dollars)
(Unaudited)

	Three Months Ended July 31		Year Ended July 31
	2006	2005	2006	2005
Engine Products segment:
Off-road products	$82,336	$74,381	$308,175	$286,230
Transportation products	48,349	45,201	184,303	175,048
Aftermarket products	137,413	124,029	499,076	462,562

Total Engine Products Segment	$268,098	$243,611	$991,554	$923,840

Industrial Products segment:
Industrial filtration solutions products	$121,349	$113,469	$440,230	$424,727
Gas turbine products	42,247	31,249	121,194	112,872
Special applications products	36,464	34,410	141,349	134,294

Total Industrial Products Segment	$200,060	$179,128	$702,773	$671,893

Total Company	$468,158	$422,739	$1,694,327	$1,595,733

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Donaldson Company, Inc.
September 5, 2006

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars)
(Unaudited)

	Three Months Ended July 31		Year Ended July 31
	2006	2005	2006	2005
Free cash flow	$25,870	$30,899	$79,090	$92,390
Net capital expenditures	28,780	15,763	77,584	50,198

Net cash provided by
operating activities	$54,650	$46,662	$156,674	$142,588

EBITDA	$69,041	$51,647	$242,002	$205,765
Income taxes	(19,647)	(13,919)	(56,860)	(44,179)
Interest expense, net	(2,306)	(1,827)	(8,135)	(6,748)
Depreciation and
Amortization	(10,900)	(10,790)	(44,700)	(44,284)

Net earnings	36,188	$25,111	$132,307	$110,554

Net sales, excluding
foreign currency translation	$464,413	$419,373	$1,719,665	$1,561,626
Foreign currency translation	3,745	3,366	(25,338)	34,107

Net sales	$468,158	$422,739	$1,694,327	$1,595,733

Net earnings, excluding
foreign currency translation	$35,969	$24,945	$133,155	$108,516
Foreign currency translation	219	166	(848)	2,038

Net earnings	$36,188	$25,111	$132,307	$110,554

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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